Exhibit 99.2

NEWS RELEASE

CONTACT:
Kim P. Boswood	1780 South Bellaire Street	Listed: AMEX
Investor Relations (ext. 118)	Suite 100	Trading Symbol: AMV
kim@amvproperties.com	Denver, CO 80222	www.amvproperties.com
Phone: (303) 297-1800	Fax: (303) 296-7353

AMERIVEST PROPERTIES TO EXPLORE STRATEGIC ALTERNATIVES

DENVER, CO, November 22, 2004 — AmeriVest Properties Inc. (AMEX: AMV) announced today that it has retained Bear, Stearns & Co., Inc. to assist its Board of Directors in undertaking a review of a broad range of strategic alternatives for the company.  These alternatives include identifying an institutional capital partner to assist in the company’s growth going forward, a sale or recapitalization of all or a portion of the company’s properties, the potential sale or merger of the company, and other possible transactions designed to enhance shareholder value.  With the assistance of Bear Stearns, the Board will evaluate the company’s strategic alternatives.  However, such an evaluation may not result in a transaction of any kind.  The company also announced that its Board has authorized entering into change-of-control agreements with certain of its executive officers which provide for varying amounts of severance should a change-of-control transaction be completed.

Commenting on the company’s decision to evaluate these alternatives, William Atkins, Chairman of the Board of Directors and Chief Executive Officer, stated, “We believe that this is an appropriate time for AmeriVest to review its strategic direction and identify possible partners that can assist us in continuing our growth.  We continue to believe that our focused small tenant strategy makes sense in the U.S. office market.  In light of the fierce competition for high quality office buildings and the valuations for these assets in the private market, coupled with the benefits to the company of increased size and market presence, we must consider every alternative to create value for our shareholders.”

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small BusinessSM in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2003 Annual Report on Form 10-KSB and from time to time in the Company’s filings with the Securities and Exchange Commission.